Press Release       Source: MSSI - TeleScience International


MSSI - TELESCIENCE INTERNATIONAL ISSUES NOTIFICATION THAT
ALL STOCK DIVIDENDS WERE PAID TO SHAREHOLDERS ON OCTOBER 8

Thursday October 16, 9:59 am ET

COMPANY ADDS CLARIFICATION TO NASD POSTING OF RECENT STOCK
DIVIDEND; NO FURTHER DIVIDENDS WERE ISSUED ON OCTOBER 14

COMPANY'S TOTAL ISSUED AND OUTSTANDING SHARES UNCHANGED FROM
OCTOBER 7


VIENNA, Va., Oct. 16 /PRNewswire-FirstCall/ -- MSSI - TeleScience International (OTC Bulletin Board: MSSI - News) a provider of medical personnel to state and federal government agencies, announced today that the confusion that has emerged in the Company's stock trading stems from the NASD posting of the stock dividend pay date of October 8, 2003 and the "ex-dividend" date of October 14, 2003 -- erroneously leading market-makers to believe that dividends were due on October 14, 2003. This created confusion since dividends were in fact fully paid by October 8, 2003. This incorrect assumption by market makers that additional dividends were due on the 14th caused the stock price to be adjusted incorrectly. The Company's total issued and outstanding shares were unchanged from about October 7, 2003.

As background on the dividend, on September 26, 2003, the Company declared a stock dividend of 1,400 percent for all shareholders of record as of September 29, 2003. On that date, shareholders were entitled to an additional 14 shares
-- the dividend -- for each single share held. The Company declared a pay date for these dividend shares of September
30, 2003 and all dividend shares were issued to the shareholders prior to October 8, 2003.

On or about October 8, active trading began in the Company's stock. The shares that were traded included both the original shares as well as the dividend shares. From about October 8 until close of the market on October 13, the Company's stock traded in the range of $1.25 to $2.50. Average trading volume reached 31,000 shares per day and included all dividend shares.

Subsequently NASD posted the stock dividend pay date for October 8, 2003, with an "ex-dividend" date for October 14, 2003 -- creating the confusion. This led market-makers in the Company's stock to erroneously believe that the dividend had not already been paid, and would be issued on October
14. The Company emphatically states this was an incorrect interpretation. Because of the erroneous belief, on October 14, the Company's stock traded in the range of $0.10 and $0.30 with an approximate trading volume of 1,500,000 shares and on October 15, trading volume reached approximately 1,225,200 shares with a stock trading price range of $0.17 to $0.47.

The Company notified several market makers prior to October
14 that the dividend shares had already been paid, and that no more shares would be issued.

The Company's total issued and outstanding shares have not changed since October 7, 2003. Although the NASD posted the ex-dividend date for October 14, 2003, the Company will not be issuing any more dividend shares after October 7, 2003 since the declared dividend was fully paid by the 8th.

The total outstanding shares prior to the payment of the dividend, as of the record date, September 29, 2003, were approximately 2,746,000 shares. The total shares outstanding as of September 30, 2003, and today, were and are approximately 41,200,000 shares.

MSSI - TeleScience International, Inc. is headquartered at
8150 Leesburg Pike, Suite 1200, Vienna, VA 22182. Any questions regarding this press release should be directed to the company's legal counsel, David B. Stocker, Esq. at 602-
235-9080.

For information on the Company, visit the website at www.mssi-intl.com. Shareholders are requested to log onto the shareholder registration form on the Company website in order to be placed on the mailing list for future information.


Legal Notice Regarding Forward-Looking Statements: "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. TeleScience International, Inc. and Medical Staffing Solutions, Inc. disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including the medical staffing and Homeland Security industries), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies.



Source: MSSI - TeleScience International